EXHIBIT 5




     June 21, 1996




     Fine Host Corporation
     3 Greenwich Office Park
     Greenwich, Connecticut 06831

     Ladies and Gentlemen:

     We have acted as counsel to Fine Host Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on June 24, 1996, in connection with the registration under the Securities Act of 1933, as amended by the Company of an aggregate of 619,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Fine Host Corporation Stock Option Plan (Amended and Restated as of June 18, 1996) and the Fine Host Corporation 1996 Non-Employee Director Stock Plan (collectively, the "Plans").

     As counsel for the Company, we have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     We are members of the Bar of the State of New York and do not purport to be experts in the laws of jurisdictions other than the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

     Very truly yours,



     /s/ Willkie Farr & Gallagher